Exhibit 99.1

NEWS RELEASE

DEAN FOODS COMPANY REPORTS SECOND QUARTER RESULTS
Second Quarter GAAP Earnings from Continuing Operations Increase 13% to $0.53 per Share,
Adjusted Earnings Rise 15% to $0.55 per Share
Reaffirms Full Year Guidance of $2.10 to $2.15 per Share
     DALLAS, August 2, 2006 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.53 per diluted share from continuing operations for the quarter ended June 30, 2006, an increase of 13% from $0.47 per diluted share from continuing operations in the second quarter of 2005. On an adjusted basis (as defined below), diluted earnings per share were $0.55, an increase of 15% from $0.48 in last year’s second quarter.
     Consolidated operating income in the second quarter totaled $171.3 million, an increase of 7% from $159.7 million in the second quarter of 2005. Adjusted second quarter operating income totaled $174.2 million, an increase of 7% from $162.2 million in the second quarter of 2005. The adjusted second quarter operating margin was 7.0%, up 58 basis points versus the second quarter last year.
     “I am pleased with the direction and momentum of our businesses,” said Gregg Engles, chairman and chief executive officer. “Our Dairy Group continues to outperform the industry, increasing marketshare and growing operating profits. At WhiteWave, our brands continue to demonstrate robust growth, and we believe our supply chain and information technology initiatives are on track to deliver significant operating benefits in the future.”
     Net income from continuing operations for the second quarter totaled $74.8 million, compared with $74.0 million in the prior year second quarter. Adjusted net income for the second quarter was $76.6 million, versus $75.5 million reported in the second quarter of 2005.
     Net sales for the second quarter totaled $2.5 billion, a decrease of 1% from the second quarter of 2005, due to the pass through of lower raw dairy input costs, partially offset by strong volume growth at the Dairy Group and continued strong sales growth at WhiteWave Foods.

     Long-term debt at June 30, 2006 was under $3.4 billion, including $182 million due within one year that is reported as part of current liabilities. As of June 30, 2006, approximately $1.1 billion of the Company’s senior credit facility was available for future borrowings.
DAIRY GROUP
     Dairy Group net sales were $2.17 billion in the second quarter of 2006, down 2.6% from the prior year second quarter. The sales decrease was due to the pass through of lower dairy input costs that were partially offset by a 2.1% increase in fluid milk volumes. The second quarter Class I mover, which is an indicator of the Company’s raw milk costs, averaged $10.98 per hundred-weight, a 23% decrease from the same period in 2005. Class II butterfat prices averaged $1.25 per pound in the second quarter, also 23% lower than the second quarter of 2005.
     Dairy Group segment operating income in the second quarter was $180.5 million, an increase of 5% year-over-year. Dairy Group operating margin increased 61 basis points to 8.3% of sales. Segment operating income growth was driven by increased fluid milk volumes and operational efficiencies resulting from ongoing plant rationalization activities and productivity initiatives.
WHITEWAVE FOODS
     WhiteWave Foods reported second quarter net sales of $307 million, a 7% increase compared to second quarter 2005 net sales of $288 million. The percentage increase was driven by strong sales growth in the continuing branded portfolio, partly offset by the SKU reduction activities undertaken late in 2005.
     Segment operating income in the second quarter for WhiteWave Foods was $30.0 million, with operating margins of 9.8%, compared to $28.6 million, and operating margins of 10.0% in the prior year second quarter. WhiteWave operating income increased due to strong sales growth and increased operational efficiencies that were partially offset by investments in information technology and support infrastructure and higher organic milk, sugar and fuel costs.
CORPORATE AND OTHER
     Corporate expense was $36.2 million in the second quarter of 2006, 4% lower than in the same period of the prior year. The decrease in corporate expense is primarily related to lower share-based compensation expenses.
     The Company reclassified its Iberian operations as a discontinued operation as of June 30, 2006. The Company has made the strategic decision to sell the business. The sale of the Iberian operations will represent the last major piece in the Company’s ongoing efforts to focus on its largest opportunities. The Iberian operations were previously reported as a part of the Corporate and Other segment. In conjunction with this reclassification, the Company took a $46.4 million impairment charge, net of an income tax benefit of $8.1 million, in the second quarter. The reclassification will increase 2005 adjusted earnings from continuing operations by one cent to $1.83 per share and is expected to be roughly neutral to 2006 adjusted earnings per share from continuing operations.
RECENT EVENTS
ú	In May 2006, Mr. Jack F. Callahan Jr. began his tenure as Executive Vice President and Chief Financial Officer of Dean Foods, reporting directly to Gregg Engles, Chairman and Chief Executive Officer. Previously, Mr. Callahan served as Senior Vice President of Corporate Strategy and Development at PepsiCo, and held a number of financial leadership positions.

ú	During the second quarter of 2006, the Company made open market purchases of its common stock totaling 3.3 million shares for a total cost of $120 million. The Company has a total of $183 million remaining under its repurchase authorizations.

ú	During the quarter, the Company issued $500 million of 7% senior unsecured bonds due in 2016. Proceeds from the offering were used to pay down a commensurate amount of outstanding debt on the Company’s revolving credit facility.
OUTLOOK FOR THE REMAINDER OF 2006
     “We have strong momentum as we enter the second half of the year and 2006 is on track to be another strong year for Dean Foods,” said Engles. “We are reiterating our full year guidance for earnings to be $2.10 to $2.15 per share compared to 2005 earnings of $1.83 per share. For the third quarter, we are expecting earnings of approximately $0.54 to $0.56 per share.”
RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2006
     The Company’s net sales from continuing operations decreased slightly to $5.0 billion for the six months ended June 30, 2006. The decrease was due to the pass through of lower raw dairy commodity costs which were offset by sales growth at WhiteWave Foods and volume growth in the Dairy Group. Net income from continuing operations for the first half of the year totaled $129.5 million, compared with $124.7 million in the first six months of 2005. Diluted earnings per share from continuing operations for the six months ended June 30, 2006 totaled $0.92, compared to $0.80 for the first six months of 2005.

     On an adjusted basis (as defined below), net income from continuing operations for the six months totaled $134.0 million, compared to $132.0 million in the same period of 2005. Adjusted diluted earnings per share from continuing operations for the first six months of 2006 totaled $0.95 compared with $0.84 in the first six months of 2005.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and six month periods ended June 30, 2006 and June 30, 2005 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended June 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:
a)	$2.4 million charge ($1.4 million net of income tax) related to Dairy Group facility closings and restructurings, including the closing of our Union, NJ plant, and

b)	$0.6 million charge ($0.4 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods.
     For the quarter ended June 30, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:
a)	$1.6 million charge ($1.0 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods, and

b)	$0.8 million ($0.5 million net of income tax) related to previously announced Dairy Group facility closings and restructurings.
     For the six months ended June 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:

a)	$5.1 million charge ($3.1 million net of income tax) related to Dairy Group facility closings and restructurings, including the closing of our Union, NJ plant, and

b)	$2.3 million charge ($1.4 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods.
     For the six months ended June 30, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:
a)	$7.4 million charge ($4.5 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods and severance payments made to a former employee, and

b)	$4.5 million ($2.8 million net of income tax) related to previously announced Dairy Group facility closings and restructurings.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

Marguerite Copel
Vice President, Corporate Communications
(214) 303-1273
(Tables to follow)
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DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$2,477,884	$2,515,130	$2,477,884	$2,515,130
Cost of sales	1,794,555	1,867,895	1,794,555	1,867,895

Gross profit	683,329	647,235	683,329	647,235

Operating costs and expenses	509,090	485,065	509,090	485,065
Facility closings, reorganization costs and other	2,950	2,437	—	—

Operating income	171,289	159,733	174,239	162,170

Interest expense	48,768	38,625	48,768	38,625
Other (income) expense	(86)	(205)	(86)	(205)

Income from continuing operations before income taxes	122,607	121,313	125,557	123,750
Income taxes	47,812	47,287	48,973	48,224

Income from continuing operations	74,795	74,026	76,584	75,526
Income (loss) from discontinued operations, net of tax	(45,927)	7,600	—	—

Net income	$28,868	$81,626	$76,584	$75,526

Basic earnings per share:
Income from continuing operations	$0.55	$0.49	$0.57	$0.50
Income (loss) from discontinued operations	(0.34)	0.05	—	—

Net income	$0.21	$0.54	$0.57	$0.50

Basic average common shares (000’s)	135,037	150,834	135,037	150,834

Diluted earnings per share:
Income from continuing operations	$0.53	$0.47	$0.55	$0.48
Income (loss) from discontinued operations	(0.32)	0.05	—	—

Net income	$0.21	$0.52	$0.55	$0.48

Diluted average common shares (000’s)	140,434	157,220	140,434	157,220

[A]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$4,986,925	$4,989,701	$4,986,925	$4,989,701
Cost of sales	3,652,628	3,731,243	3,652,628	3,731,243

Gross profit	1,334,297	1,258,458	1,334,297	1,258,458

Operating costs and expenses	1,017,559	963,331	1,017,559	963,331
Facility closings, reorganization costs and other	7,352	11,901	—	—

Operating income	309,386	283,226	316,738	295,127

Interest expense	96,304	77,844	96,304	77,844
Other (income) expense	14	(282)	14	(282)

Income from continuing operations before income taxes	213,068	205,664	220,420	217,565
Income taxes	83,579	80,946	86,463	85,575

Income from continuing operations	129,489	124,718	133,957	131,990
Income (loss) from discontinued operations, net of tax	(47,829)	18,377	—	—

Net income	$81,660	$143,095	$133,957	$131,990

Basic earnings per share:
Income from continuing operations	$0.96	$0.83	$0.99	$0.88
Income (loss) from discontinued operations	(0.36)	0.12	—	—

Net income	$0.60	$0.95	$0.99	$0.88

Basic average common shares (000’s)	135,103	150,331	135,103	150,331

Diluted earnings per share:
Income from continuing operations	$0.92	$0.80	$0.95	$0.84
Income (loss) from discontinued operations	(0.34)	0.11	—	—

Net income	$0.58	$0.91	$0.95	$0.84

Diluted average common shares (000’s)	141,105	156,442	141,105	156,442

[B]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings Per Share Summary and Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
GAAP diluted earnings per share from continuing operations	$0.53	$0.47	$0.92	$0.80

Adjustments:
Facility closings, reorganization costs and other	0.02	0.01	0.03	0.04

Adjusted diluted earnings per share	$0.55	$0.48	$0.95	$0.84

Segment Information
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales
Dairy Group	$2,170,691	$2,227,602	$4,372,758	$4,420,676
WhiteWave Foods Company	307,193	287,528	614,167	569,025

Total	$2,477,884	$2,515,130	$4,986,925	$4,989,701

Segment operating income (loss)
Dairy Group	$180,478	$171,441	$333,225	$320,392
WhiteWave Foods Company	29,978	28,626	56,076	41,206
Corporate / Other	(36,217)	(37,897)	(72,563)	(66,471)

Subtotal	174,239	162,170	316,738	295,127
Facility closings, reorganization costs and other	(2,950)	(2,437)	(7,352)	(11,901)

Total operating income	$171,289	$159,733	$309,386	$283,226

DEAN FOODS COMPANY
Condensed Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
ASSETS	2006	2005

Cash and cash equivalents	$30,378	$24,456
Other current assets	1,254,188	1,376,737

Total current assets	1,284,566	1,401,193

Property, plant & equipment	1,780,350	1,776,801

Intangibles & other assets	3,600,724	3,571,163
Assets of discontinued operations	266,527	301,727

Total Assets	$6,932,167	$7,050,884

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$787,092	$960,608

Total long-term debt, including current portion	3,376,189	3,386,848

Other long-term liabilities	715,639	675,186
Liabilities of discontinued operations	124,530	126,029

Stockholders’ equity:
Common stock	1,332	1,342
Additional paid-in capital	841,480	922,791
Retained earnings	1,085,673	1,004,013
Other comprehensive income (loss)	232	(25,933)

Total stockholders’ equity	1,928,717	1,902,213

Total Liabilities and Stockholders’ Equity	$6,932,167	$7,050,884

DEAN FOODS COMPANY
Condensed Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended June 30,
Operating Activities	2006	2005
Net income	$81,660	$143,095
Loss (income) from discontinued operations	47,829	(18,377)
Depreciation and amortization	111,875	105,719
Deferred income taxes	55,145	20,071
Share-based compensation	20,262	21,214
Changes in current assets and liabilities	(55,725)	62,099
Other	3,526	(861)

Net cash provided by continuing operations	264,572	332,960
Net cash (used in) provided by discontinued operations	(1,693)	28,452

Net cash provided by operating activities	262,879	361,412

Investing Activities
Additions to property, plant and equipment	(113,569)	(130,596)
Cash outflows for acquisitions	(10,960)	(1,296)
Proceeds from sale of fixed assets	3,404	5,281

Net cash used in continuing operations	(121,125)	(126,611)
Net cash used in discontinued operations	(9,505)	(21,709)

Net cash used in investing activities	(130,630)	(148,320)

Financing Activities
Proceeds from the issuance of debt	498,020	1,400
Repayment of debt	(524,058)	(288,281)
Issuance of common stock, net	10,052	38,873
Redemption of common stock	(135,679)	—
Tax savings on share-based compensation	24,044	12,697
Other	(6,561)	(3,281)

Net cash used in continuing operations	(134,182)	(238,592)
Net cash provided by discontinued operations	7,855	29,167

Net cash used in financing activities	(126,327)	(209,425)

Increase in cash and cash equivalents	5,922	3,667
Beginning cash balance	24,456	25,357

Ending cash balance	$30,378	$29,024